MODIFICATION AND EXTENSION OF LEASE

          THIS MODIFICATION AND EXTENSION OF LEASE dated as of the 28th day of November, 2003, by and between 460 Plainfield Avenue Associates, L.P., with offices at c/o Broadway Management, 80 Broad Street, 29th Floor, New York, New York 10004 (hereinafter referred to as "Landlord"), and Pharmaceutical Formulations, Inc., as successor in interest to Private Formulations, Inc., with offices at 460 Plainfield Avenue, Edison, New Jersey 08818 (hereinafter referred to as "Tenant").

WITNESSETH

           WHEREAS, Landlord and Tenant are parties to a certain Lease dated August 8, 1989 (hereinafter referred to as the "Lease"), for Demised Premises located at 460 Plainfield Avenue, Edison, New Jersey, and consisting of an approximately 220,000 square foot building and improvements; and

           WHEREAS, Landlord and Tenant have agreed to modify the Lease and extended the Term of the Lease on the terms and conditions set forth herein; and

           WHEREAS, Landlord and Tenant hereby confirm their respective rights, duties and obligation under the Lease as modified and extended.

          NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant hereby agrees as follows:

(1)	TERM:

          The Term of the Lease is hereby extended for a period of fifteen (15) years commencing on September 1, 2004 and expiring on August 31, 2019. There shall be no options to renew at the end of the extended Term. Section 4.2 of the lease is hereby deleted in its entirety.

(2)	RENT:

           During the extended Term, commencing with the Base Rent payment on September 1, 2004, the Tenant shall pay Annual Base Rent as follows:

                (i) During the first five (5) years of the extended Term, the period September 1, 2004 through August 31, 2009, the Annual Base Rent shall be $1,764,441.60, payable in equal monthly installments of $147,036.80 each.

                (ii) During the second five (5) years of the extended Term, the period September 1, 2009 through August 31, 2014, the annual Base Rent shall be the greater of (1) the annual Base Rent in effect during the first five (5) years of the extended Term, and (2) the annual Base Rent in effect during the first five (5) years of the extended Term as increased by any increase in the "Index" (as described below in this paragraph), but in no event less than the Base Rent in effect during the first five (5) years of the extended Term. However, in the event that the calculation described in the preceding sentence shall result in a total increase in Base Rent of greater than ten (10%) above the Base Rent in effect during the first five (5) years of the extended Term, then in such event the increase in Base Rent for the second five (5) years of the extended Term shall be limited to ten (10%) percent plus one-half 1/2) of the increase above ten (10%) percent. For example, in the event that the increase in the Index shall result in a total Base Rent increase of twenty (20%) percent, then the Base Rent increase shall be limited to 10% plus 5%, or a total Base Rent increase of 15%. On September 1, 2009, there shall be compared the Index in effect for August 1, 2009 (the "Rent Adjustment Date") with the Index in effect on September 1, 2004 (the "Reference Date"). If the Index published for the Rent Adjustment Date shall exceed the Index for the Reference Date, then the annual Base Rent as increased by the Index increase shall be determined by multiplying the annual Base Rent in effect during the first (5) years of the extended Term by a fraction, the numerator of which shall be seventy five (75%) percent of the Index in effect for the Rent Adjustment Date and the denominator of which shall be the Index for the Reference Date.

                (iii) During the period September 1, 2014 through August 31, 2019, the annual Base Rend shall be the greater of (1) the annual Base Rent in effect during the second five (5) years of the extended Term, and (2) the annual Base Rent in effect during the second five (5) years of the extended Term as increased by any increase in the "Index" (as described below in this paragraph), but in no event less than the Base Rent in effect during the second five (5) years of the extended Term. However, in the event that the calculation described in the preceding sentence shall result in a total increase in Base Rent of greater than ten (10%) above the Base Rent in effect during the second five (5) years of the extended Term, then in such event the increase in Base Rent for the third five (5) years of the extended Term shall be limited to ten (10%) percent plus one-half (1/2) of the increase above ten (10%) percent. For example, in the event that the increase in the Index shall result in a total Base Rent increase of twenty (20%) percent, then the Base Rent increase shall be limited to 10% plus 5%, or a total Base Rent increase of 15%. On September 1, 2014, there shall be compared the Index in effect for august 1, 2014 (the "2nd Reference Date), then the annual Base Rent as increased by the Index increase shall be determined by multiplying the annual Base Rent in effect during the second five (5) years of the extended Term by a fraction, the numerator of which shall be the seventy five (75%) percent of the Index in effect for the 2nd Rent Adjustment Date and the denominator of which shall be the Index for the 2nd Reference Date.

                (iv) "Index" shall mean that number appearing in the consumer Price Index, as hereafter defined, in the column headed "unadjusted indexes" and in the line headed "All items". "Consumer Price Index" shall mean that table currently headed "Consumer Price Index for all Urban Consumers, New York City-Northern New Jersey, All Items, Index Base 1982-84=100" (unadjusted), as now included in the Consumer Price Index report issued monthly by the Bureau of Labor Statistics of the United States Department of Labor. "All Items" shall mean that line of figures currently labeled "All Items" appearing in the Consumer Price Index. If the Bureau of Labor Statistics ceases to use the 1982-84 average as the basis of its calculation, or if substantial change is made in the manner of computation of the Index, than the Index will be adjusted to the figure that would have been arrived at had the manner of computing the Index in effect at the time of commencement of this Lease not been altered. In the event that the Consumer Price Index (or a successor or substitute index) is not available, a reliable or other non-partisan publication selected by Landlord, evaluating the information previously used in determining the Index, shall be used and shall be deemed to constitute the Index for the purposes of this Lease.

(3)	BROKER:

           Landlord and Tenant represent and warrant to each other that they have dealt with no persons or parties who are or might be entitled to a commission in connection with this Modification and Extension of Lease. If anyone makes a claim for a commission or similar fee in connection with this Modification and Extension of Lease, the party whose actions give rise to such claim shall indemnify and hold harmless the other party from and against such claim and all suits, proceedings, actions, judgments, costs and expenses, including, without limitation, reasonable counsel fees, arising out of or related to such claim.

(4)	FULL FORCE AND EFFECT:

           Except as expressly modified herein, all of the terms and conditions of the Lease shall apply during the extended Term and the Lease shall remain unmodified and in full force and effect.

(5)	DEFINED TERMS:

           Terms not otherwise specifically defined herein shall have the meanings set forth in the Lease.

(6)	MISCELLANEOUS

          If any provision of this Modification and Extension of lease is invalid or unenforceable to any extent, then that provision and the remainder of this Modification and Extension of Lease shall continue in effect and be enforceable to the fullest extent permitted by law. Each party warrants that it is authorized to enter into this Modification and Extension of Lease, that the person signing on its behalf is duly authorized to execute this Modification and Extension of Lease, and that no other signatures are necessary. This Modification and Extension of lease contains the entire agreement between the parties about the subject matter hereof. This Modification and Extension of lease shall be modified only by a writing signed by both parties.

(7)	LENDER APPROVAL:

          This Modification and Extension of Lease is subject to approval of landlord's current mortgagee. If such mortgagee withholds its consent, then this Modification and Extension of Lease shall be null and void and of no force or effect.

(8)	REAFFIRMATION OF GUARANTY:

          As an inducement to Landlord entering into this Modification and Extension of Lease, Tenant represents and warrants that (i) Tenant is the legal successor in right, title and interest to Private Formulations, Inc. and Pharmacontrol Corp. and (ii) Tenant has no parent corporation.

          IN WITNESS WHEREOF, the parties hereto have caused this Modification and Extension of lease to be executed by their duly authorized representatives as of the day and year first above written.

WITNESS: /s/ Charles (?)	460 PLAINFIELD AVENUE ASSOCIATES, L.P. /s/ Joseph Newmann Name: Joseph Newmann Title: General Partner

WITNESS: /s/ Walter Kreil	PHARMACEUTICAL FORMULATIONS, INC. /s/ Michael A. Zeher Name: Michael A. Zeher Title: President

460 Plainfield Avenue Associates, L.P.
C/o Broadway management
80 Broad Street
2nd Floor
New York, New York 10004

November 28, 2003

Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, New Jersey 08818

Re: Lease dated August 8, 1989, as amended by modification and Extension of Lease dated the date hereof (hereinafter referred to as the "Lease") for Demised Premises located at 460 Plainfield Avenue, Edison, New Jersey

Gentlemen:

In connection with the above lease, this letter memorializes the agreement between 460 Plainfield Avenue Associates, L.P., as Landlord, and Pharmaceutical Formulations, Inc., as Tenant. Notwithstanding anything to the contrary in the Lease or in any other communications between Landlord and Tenant, Landlord and Tenant agree as follows:

1. For the period commencing on the first day of the next month following the date of this letter and ending on august 31, 2004, the monthly Base Rent payable by Tenant under the Lease shall be reduced to $147,036.80 per month.

2. Tenant acknowledge that there presently exist certain unpaid late charges and interest charges due from Tenant to Landlord under the Lease (hereinafter referred to as the "Late Fees"). Said Late Fees have been billed to Tenant periodically, and Tenant does not dispute the nature of the amount of such Late Fees. Provided that there shall not occur any further events of default by Tenant under the lease from the date hereof through the end of the extended Term of the lease, then at the end of the extended Term (i.e. August 31, 2019), Landlord agrees to forgive such Late Fees. In the event of any further events of default by Tenant under the Lease, then this paragraph 2. shall be authomatically null and void.

Very truly yours, 460 PLAINFIELD AVENUE ASSOCIATES, L.P. By: /s/ Joseph Newman Authorized Representative

AGREED AND ACCEPTED:

PHARMACEUTICAL FORMULATIONS, INC.

BY: /s/ Michael A. Zeher Authorized Officer